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                                                                                                                        EXHIBIT 12.1
                                                                                                                        ------------



                                         Teva Pharmaceutical Industries Limited

                                   Computation of ratio of earnings to fixed charges
                           (U.S. dollars in million, except total earnings to fixed charges)


                                                                                     Year ended December 31
                                                              -------------------------------------------------------------------
                                                                 2002            2001          2000           1999         1998
                                                              --------         --------      --------       --------     --------
Fixed charges:

    Interest costs (expensed and capitalized)
        and amortization of issuance costs relating
        to long-term debentures                                 $  54.7        $  47.3        $  53.8        $  35.2      $  30.4
    Rentals - one third of rental expense (the portion
        deemed representative of the interest factor)               4.6            4.5            2.5            2.5          1.8
                                                                -------        -------        -------        -------      -------
Total fixed charges                                             $  59.3        $  51.8        $  56.3        $  37.7      $  32.2
                                                                =======        =======        =======        =======      =======
Earnings:
    Pre-tax income from continuing operations before
        adjustment for minority interests in
        consolidated subsidiaries or income or loss
        from equity investees                                   $ 499.4        $ 340.3        $ 208.4        $ 162.0      $  98.8
    Fixed charges, as above                                        59.3           51.8           56.3           37.7         32.2
    Amortization of capitalized interest, less
        interest capitalized                                        0.9            0.7            0.2            0.3          0.5
                                                                -------        -------        -------        -------      -------
Total earnings                                                  $ 559.6        $ 392.8        $ 264.9        $ 200.0      $ 131.5
                                                                =======        =======        =======        =======      =======
Total earnings to fixed charges                                    9.43           7.58           4.70           5.30         4.09
                                                                =======        =======        =======        =======      =======
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